EXHIBIT (A)(3)
                                 --------------

                         WCAS CAPITAL PARTNERS III, L.P.
                           320 PARK AVENUE, SUITE 2500
                            NEW YORK, NEW YORK 10022

                                  March 1, 1999

Concentra Managed Care, Inc.
c/o BT Alex. Brown Incorporated
One South Street
Baltimore, Maryland 21202

Attention: Brent B. Milner

Ladies and Gentlemen:

                  We refer to the letter dated February 26, 1999, from Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS VIII"), to you (together with the accompanying exhibits and other related materials, the "Revised Bid Letter"), wherein WCAS VIII offered to acquire (the "Acquisition") the stock of Concentra Managed Care, Inc. ("Concentra"). The Revised Bid Letter contemplates the sale by Concentra of $110.2 million in aggregate principal amount of senior unsecured pay-in-kind notes, and indicates that the undersigned would purchase at least $65.4 million in aggregate principal amount of such notes. This will confirm that, in the event that the balance (of $54.8 million in aggregate principal amount) of such notes is not sold on or prior to the closing date of the Acquisition, the undersigned will purchase any notes not so sold, up to a total purchase of $110.2 million in aggregate principal amount (including the $65.4 million that the undersigned has already committed to purchase), to enable WCAS VIII to consummate the Acquisition and related transactions on substantially the terms set forth in the Revised Bid Letter.

                                      Very truly yours,

                                      WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
                            By WCAS VIII Associates, L.L.C., its General Partner

                             By /s/ ANDREW M. PAUL
                                --------------------------------------
                                          Managing Member